BORGWARNER DECLARES QUARTERLY DIVIDEND

Auburn Hills, Michigan, November 9, 2016 - The board of directors of BorgWarner Inc. (NYSE: BWA) declared an 8% increase in the quarterly cash dividend to $0.14 per share of common stock. The dividend is payable on December 15, 2016 to shareholders of record on December 1, 2016.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 72 locations in 19 countries, the company employs approximately 30,000 worldwide. For more information, please visit borgwarner.com.

# # #